Exhibit 2: Operating Results by Business Unit in Ch$ millions
(First Quarter)

2002	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	34.083	14.351	9.495	7.824	65.753
COGS	-30.503	-12.642	-8.542	-5.972	-57.659
Gross Income	3.580	1.709	953	1.852	8.094
Gross Margin	10,5%	11,9%	10,0%	23,7%	12,3%
SG&A	-3.200	-1.188	-658	-834	-5.880
% sales	9,4%	8,3%	6,9%	10,7%	8,9%
Operating Income	380	521	295	1.018	2.214
Operating Margin	1,1%	3,6%	3,1%	13,0%	3,4%

EBITDA	2.069	1.118	928	1.190	5.305
Segment Contribution
% Revenues	51,8%	21,8%	14,4%	11,9%	100,0%
% Operating Income	17,2%	23,5%	13,3%	46,0%	100,0%

2003	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	29.556	14.923	10.215	7.289	61.983
COGS	-27.118	-12.618	-8.932	-5.534	-54.202
Gross Income	2.438	2.305	1.283	1.755	7.781
Gross Margin	8,2%	15,4%	12,6%	24,1%	12,6%
SG&A	-2.785	-1.184	-759	-890	-5.618
% sales	9,4%	7,9%	7,4%	12,2%	9,1%
Operating Income	-347	1.121	524	865	2.163
Operating Margin	-1,2%	7,5%	5,1%	11,9%	3,5%

EBITDA	1.530	1.701	1.104	1.015	5.350
Segment Contribution
% Revenues	47,7%	24,1%	16,5%	11,8%	100,0%
% Operating Income	-16,0%	51,8%	24,2%	40,0%	100,0%